This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities. The Offer is being made solely by the Offer to Purchase dated September 3, 1999 and the related Letters of Transmittal, and is being made to all holders of Securities. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Securities pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Securities in such state. In those jurisditions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                     Notice of Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock
                (Including the Associated Common Stock Purchase Rights)

                                      and

               All Outstanding Warrants to Purchase Common Stock

                                      of

                            LONE STAR INDUSTRIES, INC.

                                      at

                             $50.00 Net Per Share

                                      and

                            $81.25 Net Per Warrant

                                      by

                            LEVEL ACQUISITION CORP.

                    an indirect wholly owned subsidiary of

                         DYCKERHOFF AKTIENGESELLSCHAFT

          Level Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Dyckerhoff Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Lone Star Industries, Inc., a Delaware corporation (the "Company"), together with the associated rights to purchase common stock (the "Rights") issued pursuant to the Rights Agreement, dated as of November 10, 1994 (the "Rights Agreement") by and between the Company and Chemical Bank, as Rights Agent, at a price of $50.00 per Share, net to the seller in cash, without interest thereon, and all of the Common Stock Purchase Warrants (the "Warrants," and together with the Shares (and associated Rights), the "Securities"), each representing the right to purchase two Shares at an exercise price of $18.75 per Warrant (or $9.375 per Share), issued pursuant to the Warrant Agreement, dated as of April 13, 1994, between the Company and Chemical Bank, as Warrant Agent, for $81.25 per Warrant, net to seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 3, 1999 (the "Offer to Purchase") and in the related Letters of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer"). Unless the context otherwise requires, all references herein to Shares shall include the Rights. Capitalized terms used but not defined herein are defined in the Offer to Purchase.

-------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 1, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer a number of Securities representing at least a majority of the Fully Diluted Shares and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Section 15 of the Offer to Purchase.

          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 2, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law (the "DGCL"), as promptly as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions contained in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger; alternatively, Parent may elect to merge the Company with and into Purchaser (or another wholly owned subsidiary of Parent), and Purchaser or such subsidiary will be the surviving corporation in the Merger. At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including Purchaser, and
(iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive $50.00 per Share, net to the holder in cash, without interest thereon (the "Merger Consideration"). After the Effective Time, each Warrant then outstanding, other than Warrants held by the Company, will remain outstanding and unaffected by the Merger except that, if the Company is not the surviving corporation in the Merger, each holder of Warrants will have the right to obtain, upon exercise of each Warrant, the Merger Consideration in lieu of each Share issuable upon exercise of such Warrant. The Merger Agreement is more fully described in Section 12 of the Offer to Purchase.

          The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the Offer and the Merger are fair to, and in the best interests of, the Company's securityholders and unanimously recommends that securityholders accept the Offer and tender their Shares and their Warrants pursuant to the Offer.

          Simultaneously with the execution and delivery of the Merger agreement, Parent and Purchaser, on the one hand, and certain securityholders (the "Certain Securityholders"), on the other hand, entered into the Tender Agreement dated as of September 2, 1999 (the "Tender Agreement"). The Tender Agreement relates to the 1,320,870 Shares owned by the Certain Securityholders currently representing 5.3% of the Fully Diluted Shares. Pursuant to the Tender Agreement, each Certain Securityholder has agreed, among other things, to tender in the Offer the Shares owned by such Certain Securityholders, as well as any other Securities acquired prior to the expiration of the Offer. The Tender Agreement is more fully described in Section 12 of the Offer to Purchase.

          For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Securities properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Securities. Upon the terms and subject to the conditions of the Offer, payment for Securities accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering securityholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering securityholders. In all cases, payment for Securities accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Securities (or a confirmation of a book-entry transfer of such Securities into the Depositary's account at the Book-Entry Transfer Facility), (ii) the appropriate Letter of Transmittal (the green Letter of Transmittal in the case of the Shares and the blue Letter of Transmittal in the case of the Warrants) (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the appropriate Letter of Transmittal. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for such Securities, regardless of any extension of the Offer or any delay in making such payment.

          The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, October 1, 1999, unless and until Purchaser (in accordance with the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser shall expire.

          Subject to terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to

(a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Securities, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Securities previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering securityholder to withdraw such securityholder's Securities. Subject to applicable law and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service.

          Except as otherwise provided in the Offer to Purchase, tenders of Securities made pursuant to the Offer are irrevocable. Securities tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, November 1, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of the Securities to be withdrawn, if different from the name of the person who tendered the Securities. If certificates evidencing such Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Securities have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Securities have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Securities and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tendered Securities may not be rescinded, and any Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Securities may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

          The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

          The Company has provided Purchaser with the Company's securityholder lists and security position listings for the purpose of disseminating the Offer to securityholders.

The Offer to Purchase, the related Letters of Transmittal and other relevant documents will be mailed to record holders of Securities whose names appear on the securityholder lists, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's securityholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Securities.

          The Offer to Purchase and the related Letters of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

          Questions and requests for assistance or additional copies of the Offer to Purchase, Letters of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person other than the Information Agent and the Dealer Manager for soliciting tenders of Securities pursuant to the Offer.

                    The Information Agent for the Offer is:

                  GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
                               Wall Street Plaza
                           New York, New York  10005
                          Call Collect (212) 440-9800
                         Call Toll Free (800) 223-2064

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER
                                 1585 Broadway
                           New York, New York 10036
                          Call Collect (212) 761-4747

September 3, 1999